EXHIBIT 10.9

22 May 2009

Dr Paul Clayton
1 Church Close, Church Street
Epsom, Surrey
KT17 4PT, United Kingdom

Dear Dr Clayton,

Thanks for your email of 19 May 2009 to confirm acceptability of the broad terms of research engagement.  The purpose of this letter is to confirm the specific terms for Propanc Pty Ltd to engage you for the following contract work:

Contract Services

The services to be provided by you are:

•	Identify and recommend additional active ingredients to enhance the efficacy of Propanc’s current proenzyme formulation;
•	Provide input into the testing of the new formulation; and
•	Deliver a report outlining the proposed formulation and testing.

The services commenced as of 19 May 2009 and are to be completed by Friday 29 May 2009.  The services must be provided by you personally.

Fee

Propanc shall pay you either a fee for services of ₤1000 per day, capped at two days work, or a total amount of ₤2000 if you can deliver the new formulation by the end of Monday 18 May 2009.  The fee does not include any taxes for which you are responsible.

Success Fee

Propanc will organise to test your proposed formulation.  If the proposed formulation has enhanced efficacy over Propanc’s current formulation and is adopted by Propanc, an additional success fee of one percent (1%) of the currently issued ordinary shares in Propanc will be issued to you.  These would be issued upon the terms of Propanc’s Constitution and Shareholders Agreement.

Standard Terms

You shall undertake this work as an independent research consultant in accordance with our Researcher Standard Terms as attached.

Acceptance

To accept this engagement, including the Researcher Standard Terms, please sign this letter as indicated below and return the original.   If you have any questions please do not hesitate to contact me.

Yours Sincerely,
James Nathanielsz
Acceptance of Offer

Name:

	Date:	1-7-2009

Propanc Pty Ltd
Researcher Standard Terms

Researcher's Obligations
The Researcher warrants that it will exercise skill, care and diligence to a high standard in providing the services, complying with any reasonable directions given by or on behalf of Propanc and all applicable standards, laws and regulations.

The Researcher must either complete the services by the dates specified or provide the services at all agreed times during the term specified.

The services and any deliverables must be free from defects in performance, meet their purpose and be complete and in accordance with their description.

Fees and Payment
Payment will be made upon invoice within 30 days of either the completion of each relevant milestone to which it relates or following completion of the services.

The Researcher will be responsible for and will indemnify Propanc against all costs, taxes, imposts, levies, payments and other outgoings and expenses incurred in or in consequence of the performance by the Researcher of the services.

Confidential Information and Intellectual Property
The Researcher must treat any information it receives that is by its nature confidential, is designated as confidential or the Researcher knows or ought to know is confidential as confidential and must not, without the prior consent of Propanc, disclose or divulge the confidential information to any third party nor use it for any purpose other than the performance of the services.

All intellectual property created by the Researcher in relation to the services, Propanc formulation or any deliverables is owned by Propanc and the Researcher agrees to perform all acts and execute all documents necessary to establish such ownership rights.  These terms do not affect the ownership of any pre-existing intellectual property, but the Researcher grants to Propanc a permanent, irrevocable, royalty-free, non-exclusive licence to use, reproduce, adapt and exploit any such pre-existing intellectual property contributed by the Researcher in conjunction with the services and deliverables.

The Researcher must not incorporate any third party intellectual property into the services or deliverables.  The Researcher indemnifies Propanc against all loss, damage or expense arising in respect of any action or claim for alleged infringement of any third party intellectual property rights, by reason of Propanc’s receipt or enjoyment of the services or deliverables.

Moral Rights
The Researcher warrants that the author of any material produced pursuant to the services has or will give a written consent to any act or omission by Propanc which would infringe any moral rights the author may have in such material. The Researcher agrees to indemnify and keep indemnified Propanc from and against all liability arising from any action or failure of Propanc in relation to an author's moral rights.

Termination
This agreement will terminate upon completion of the services and may otherwise be terminated by either party upon 14 days notice to the other.  Propanc may terminate this agreement upon breach by Researcher if such breach is not rectified within 7 days of notice from Propanc, immediately if steps are taken to have the Researcher found bankrupt or wound up.

Subcontracting
The Researcher must not subcontract the performance of any of the Researcher's obligations under this agreement without Propanc's written consent.

Relationship
The relationship between Propanc and the Researcher is one of independent Researchers and nothing in this agreement creates or evidences a relationship of partnership, joint venture, trust, employment, agency or otherwise.

Insurance
The Researcher will provide and pay for all insurance which a reasonable and prudent person would consider to be appropriate in the conduct of a business the same as or similar to the Researcher's business in providing the services, including (but not limited to) public liability, professional indemnity and worker's compensation insurance.

Applicable Law
These terms are governed by and construed in accordance with the laws of Victoria, Australia.

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